CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Commodity Strategy Total Return Fund:

We consent to the use of our report dated February 28, 2014, with respect to the consolidated financial statements and financial highlights of Oppenheimer Commodity Strategy Total Return Fund and Subsidiary, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

March 24, 2014